THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

CARDINAL ENERGY GROUP, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$_________________	_____________,
2014

FOR VALUE RECEIVED, the undersigned, CARDINAL ENERGY GROUP, INC. (CEGX.OB), a company organized under the laws of the State of Nevada (the “Company”), promises to pay to the order of _____________________________________________________________________________ or its registered assigns (the “Holder”), the principal sum of _________________________________ dollars ($___________), with interest from the date hereof at the rate of 10% per annum on the unpaid balance hereof until paid.

This Note was issued in connection with the Company’s private offering (the “Offering”) of units of the Company’s securities (the “Units”), each Unit consisting of $50,000 par value 12% Senior Secured Convertible Promissory Notes maturing December 31, 2015 and warrants to purchase 20,000 shares of the Company’s Common Stock until Expiration Date (a “Warrant Share”), pursuant to a Private Placement Memorandum dated November 29, 2012 (the “Memorandum”) and is subject to the terms of a Subscription Agreement (the “Subscription Agreement”) incorporated therein to which the initial Holder is a party. Capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Memorandum.

1.	Principal.

If not earlier converted pursuant to Section 3(a) hereof, the principal of this Note shall be payable on December 31, 2015 (“Maturity Date”). The Note will rank senior to all debt of the Company. The Note shall be secured by:

(a) by a senior secured interest in the assets of the Company’s working interest in the Conway- Dawson Lease, Powers-Sanders Lease, and Stroebel-Broyles Lease,

(b) by a pledge of a number of shares of restricted Stock (the “Stock Coverage”) whose value based on the bid price of the Stock is twice (or 200%) the amount in outstanding and unpaid principal and interest of the Notes. Stock certificates for the Stock Coverage shall be issued by the Company and held by the Company’s transfer agent or its successor. The amount of Stock in the Stock Coverage shall be increased on the fifth calendar day of each month so that, based on the previous month-end bid price of the Stock, the value of the Stock in the account is at least 200% of the aggregate amount of principal and accrued interest as of the previous month-end. The Stock Coverage shall only be returned to the Company by its transfer agent upon the full repayment of unpaid principal and interest to the all of the Note Holders, and

(c) by cash which has been deposited into and held in the Company’s brokrage account (“Company Brokerage Account”) held at Syndicated Capital as the result of required quarterly deposits (the “Sinking Fund Payment”) equal to 15% of the Company’s reported revenue and must be made within 45 days after the end of each calendar quarter. Payments required to be made after the calendar quarters beginning April 1, 2014 through December 31, 2014 shall be deferred until February 15, 2015.

2.	Interest.

The Notes will bear interest at a rate of 12.0% per year. Interest will be paid to the person in whose name a note is registered at the close of business on July 31st and January 31st as the case may be (whether or not the day is a business day), immediately preceding the relevant interest payment date. Interest on the Notes will be computed on a 360-day year comprised of twelve 30-day months and will accrue from the date of the original issuance of the Notes. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the Maturity Date or any earlier repurchase date for the Notes) will be made on the next succeeding business day, and no interest or other amount will be paid as a result of any such delay.

If the Note is not paid in full by the Maturity Date, the interest rate payable on the Note shall be adjusted for interest accruable after the Maturity Date from 10% per annum to the lesser of 30% per annum or the maximum statutory rate pursuant to California law and other applicable jurisdiction based on the opinion of legal counsel selected by the Placement Agent.

3.	Event of Default:

An event of “Principal Payment Default” shall occur if either (1) after the Maturity Date, the principal and interest of the Note continues to have not been paid in full to the Note Holder or (2) whenever the Company has been delinquent at least 30 days in its required filings of all Forms 10-Q and 10-K with the U.S. Securities and Exchange Commission.

An “Event of Other Payment Default” shall exist after fifteen or more days after the date that any of the following has occurred:

a. Interest payment not paid when due,

b. Sinking Fund Payment not paid when due,

c. Stock Coverage deposit not made when due,

d. The “Net Revenue Interest” Payment not paid when due,

e. Non-payment of any other required deposit or payment described herein, or

f. non-performance of Company representations in Section 9.

On any day that an Event of Principal Payment Default or an Event of Other Payment Default continues and has not been remedied, a Note Holder may demand in writing that a part or all of Holder’s Notes be converted into the Company’s common stock at an adjusted conversion price equal to 50% of the Stock’s Volume Weighted Average Price reported as Bloomberg (“VWAP”) during the 15 days prior to documented date that the written conversion request was sent to the Company.

If there is an ongoing Event of Principal Payment Default and if requested in writing by the Note Holder; the Company will promptly grant the request of the Note Holder to convert some or all the Notes unpaid interest and then unpaid principal into the shares of the Company’s Stock Coverage common stock. For each one dollar of principal and/or accrued interest to be redeemed or paid, the value of the Stock transferred will be two dollars based on the most recent Bloomberg average closing bid price of the stock on the five days before the date of the written withdrawal request.

If there is an ongoing Event of Principal Payment Default or an Event of Other Payment Default and if requested in writing by the Note Holder; the Company will promptly grant the request of the Note Holder to transfer cash from the Company Brokerage Account to an account of the Note Holder as payment for some or all the unpaid interest and then unpaid principal of Note Holder’s Notes.

If the Note is not paid in full by the Maturity Date, the interest rate payable on the Note shall be adjusted for interest accruable after the Maturity Date from 12% per annum to the lesser of: (1) 30% per annum or (2) the maximum statutory rate pursuant to California law and other applicable jurisdiction.

2

4.	Conversion Events and Mechanics of Conversion.

(a) Conversion. The Note-holder may convert the principal and unpaid interest into the Company’s common stock at any time (“Conversion Event”). The Note’s initial Conversion Price is $1.00 per share at which price each $50,000 par value can be converted into 50,000 common shares at this price.

(b) Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the common stock issuable upon a Conversion Event unless this Note is either delivered to the Company, duly endorsed, at the office of the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. As soon as practicable after delivery of the Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of common stock to which the Holder shall be entitled (the “Conversion Shares”), and a check payable to the Holder in the amount equal to the cash amounts payable as a result of a conversion into fractional shares of such common stock. Any Conversion Event shall be deemed to have occurred immediately prior to the close of business on the date of the Conversion Event, and the Holder entitled to receive the common stock issuable upon such conversion shall be treated for all purposes as the record holder of such common stock on such date.

(c) Conversion Price Adjustment . The conversion price of the Note (“Conversion Price” or “CP”) is subject to customary adjustment for stock splits, stock and cash dividends and combinations and as described in the Memorandum and Note and specific adjustments in an event of default.

An event of Principal Payment Default shall occur if after the Maturity Date, the principal of the Note has been not paid in full.

An event of Other Payment Default shall occur if, after the date that any interest or sinking fund payment is due, the respective payment has been not paid in full.

Whenever an Event of Other Payment Default continues and has not been remedied within 15 days, a Note Holder may deliver to the Company a request in writing that a part or all of Holder’s Notes be converted into the Company’s common stock at an adjusted conversion price equal to the common stock’s Volume Average Price as reported by Bloomberg (“VWAP”) during the 15 days prior to date that the written conversion request was received by the Company.

Whenever an Event of Principal Payment Default continues and has not remedied within 15 days, a Note Holder may deliver to the Company a request in writing that a part or all of Holder’s Notes be converted into the Company’s common stock at an adjusted conversion price equal to 50% of the common stock’s VWAP during the 15 days prior to date that the written conversion request was received by the Company.

If, after a Conversion Event, the Notes have been held for: (i) by a non-affiliate of the Company for more than six months, the Company at its expense shall do whatever is required to issue common shares without restriction and allowing for the public resale of these shares in accordance with Rule 144(d)(1)(i), and (ii) by an affiliate of the Company for more than six months, the Company at its expense shall do whatever is required to issue common shares without restriction and allowing for the public resale of these shares in accordance with Rule 144(d)(1)(i).

The shares of common stock underlying the Note will have anti-dilution protection for stock splits, stock dividends, and/or similar transactions.

(d) Fractional Shares. No fractional shares of common stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

3

5. Redemption of the Note before the Maturity Date: Sixty (60) days after written notice is promptly delivered to the Note Holder (the “Redemption Notice”), the Company may, at its option, redeem via wire transfer all or a portion of the Notes at a call price in cash equal to:

a. 110% of the principal amount of the Notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of the Redemption Notice is less than or equal to $200,000,

b. 105% of the principal amount of the Notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of the Redemption Notice is greater than $200,000 and,

c. 103% of the principal amount of the Notes to be called plus accrued and unpaid interest up to the payment date, if the previous 6 month Average Daily Trading Value as reported by Bloomberg on the date of the Redemption Notice is greater than $250,000.

During the 60-day period after delivery of the Redemption Notice, the Note Holder may elect to convert the Note.

If at any time after the delivery of the Redemption Notice, the Company amends any part of the Redemption Notice then the earliest date on which the Note may be redeemed is 60 days after the date that the Note Holders were notified in writing about the amendment.

6. Transfer Restrictions. The Holder shall not transfer the Note (except to its own affiliate, subsidiary, or shareholders) until (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) the Company has at its expense received from counsel satisfactory to the Company an opinion that such transfer can be made without compliance with the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws, or (ii) a registration statement filed by the Company under the 1933 Act and applicable state securities laws is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction.

7. Currency; Payments. All references herein to “dollars” or “$” are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

8. Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) Securities Not Registered. Holder is acquiring the Note for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. By executing this Note, Holder further represents with respect to the Note that Holder does not have any present contract, undertaking, understanding or arrangement with any person to sell, transfer or grant participations to such persons or any third person.

(b) Access to Information. The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Note.

(c) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Note.

(d) Regulation D. Holder is an “accredited investor” as defined in Rule 501 under the 1933 Act. In the normal course of business, Holder invests in or purchases securities similar to the Note and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Note.

(e) Unregistered. Holder has been advised that (i) neither the Note nor the common stock issuable upon conversion of the Note has been registered under the 1933 Act or other applicable securities laws, (ii) the common stock issuable upon conversion of the Note may need to be held indefinitely, and Holder must continue to bear the economic risk of the investment in the common stock issuable upon conversion of the Note is subsequently registered under the 1933 Act or an exemption from such registration is available, (iii) when and if the common stock issuable upon conversion of the Note may be disposed of without registration in reliance on Rule 144 promulgated under the 1933 Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and the Company at its expense may require an opinion of counsel to the Company and in form substance and scope reasonably acceptable to the Company to the effect that the common stock may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the 1933 Act.

4

(g) Pre-Existing Relationship. Holder has either (1) a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons, or (2) has sufficient business or financial experience or (3) have reviewed the Offering with financial advisors, other than Syndicated Capital, who have sufficient business or financial experience and are unaffiliated with and are not compensated by the Company; in such degree that, directly or indirectly, the Holder could be reasonably assumed to have the capacity to protect his/its own interest in connection with the acquisition of the Note and the common stock into which it converts.

(h) No Advertisement. Holder acknowledges that the offer and sale of the Note or the common stock into which it converts was not accomplished by the publication of any advertisement.

(i) No Review. Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the common stock into which it converts.

(j) Holder understands that the common stock into which the Note may convert shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

9. Survival of Representation and Warranties. All representations and warranties made by Holder shall survive the earlier of the Due Date and shall remain effective and enforceable until the earlier to occur of the Due Date or the date on which claims based thereon shall have been barred by the applicable statutes of limitation.

10. Waiver. The Company expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection.

11. Attorneys’ Fees and Costs. In the event of any legal proceedings in connection with this Note, all expenses in connection with such legal proceedings of the prevailing party, the non-prevailing party upon demand shall reimburse including reasonable legal fees and applicable costs and expenses. This provision shall not merge with any enforcement order or judgment on this Note and shall be applicable to any proceeding to enforce or appeal any judgment relating to the Note.

12. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

5

13. Successors and Assigns. This Note shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns. As used herein, the term “Holder” shall mean and include the successors and permitted assigns of the Holder.

14. Governing Law. The parties acknowledge and agree that this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of California, without regard to conflict of laws principles.

15. Modification. This Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

16. Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

CARDINAL ENERGY GROUP, INC.
a Nevada corporation

By:
Its:
Address:
Holder:

By:
Its:
Address:

6